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                                                                   EXHIBIT 10.53



                                    AGREEMENT


This Agreement ("Agreement") is dated as of January 1, 2000, and is entered into by and between John P. Wareham ("Employee") and Beckman Coulter, Inc., a Delaware corporation ("Beckman"). Employee and Beckman hereby agree to the following terms and conditions:

1. Purpose of Agreement. The purpose of this Agreement is to provide that, in the event of a "Change in Control," Employee may become entitled to receive additional benefits in the event of his termination. It is believed that the existence of these potential benefits will benefit Beckman by discouraging turnover among Employees with Agreements and causing such Employees to be more able to respond to the possibility of a Change in Control without being influenced by the potential effect of a Change in Control on their job security. In addition, this Agreement provides Employee with certain benefits upon the termination of his employment by reason of disability before or after a Change in Control.

2. Change in Control. As used in this Agreement, the phrase "Change in Control" shall mean the following and shall be deemed to occur if any of the following events occur:

        (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman representing 15% or more of the combined voting power of Beckman's then outstanding voting securities, provided that, no Change in Control shall be deemed to occur solely because a corporation (the "seller") owns 15% or more of Beckman voting securities if such ownership is only a transitory step in a reorganization whereby Beckman purchases the assets of the seller for Beckman voting securities and the seller liquidates shortly thereafter; or if the "person" described above is an underwriter or underwriting syndicate that has acquired ownership of the Company's securities solely in connection with a public offering of the Company's securities or is an employee benefit plan maintained by the Company or any of its subsidiaries.

        (b) Individuals who, as of the date hereof, constitute the Board of Directors of Beckman (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for



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                election by Beckman's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to be a member of the Incumbent Board of Beckman;

        (c) The consummation of a merger or consolidation with any other corporation, other than

                (1) a merger or consolidation which would result in the voting securities of Beckman outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of Beckman or such other entity outstanding immediately after such merger or consolidation,

                (2) a merger or consolidation affected to implement a recapitalization of Beckman (or similar transaction) in which no person acquires 15% or more of the combined voting power of Beckman's then outstanding voting securities; or

        (d) The stockholders of Beckman approve a plan of complete liquidation of Beckman or an agreement for the sale or disposition by Beckman of all or substantially all of Beckman's assets.

        Furthermore, even though a transaction meets the definition of a Change in Control set forth in clause (a) of the first sentence of this section, such transaction shall not constitute a Change in Control under this Agreement if subsequent to the transaction and at all times thereafter at least 70% of the voting power of Beckman's then outstanding voting securities remain widely held by members of the general public.

        In addition, the merger or consolidation which would constitute a Change in Control under clause (c) of the first sentence of this section shall not be treated as a Change in Control if three criteria are met: (1) after the merger or consolidation, persons who owned Beckman voting securities prior to the merger or consolidation own at least 60% of the voting securities of the surviving entity; (2) the voting securities not owned by former Beckman shareholders are widely held by the general public; and (3) the Committee resolves, prior to the approval that would otherwise constitute a Change in Control under clause (c), that no Change in Control shall be treated as having occurred. For the purpose of this paragraph, the former Beckman



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        shareholders shall be treated as owning the shares owned by the entity into which their shares are converted so that, for example, if the reorganization causes Beckman to become a wholly owned subsidiary of another entity and the former Beckman shareholders own at least 60% of that entity, then the share ownership requirement shall be considered to have been satisfied.

3.      Disability Payment and Benefits Prior to or Subsequent to a Change in
        Control.

        (a) In the event of the Disability of the Employee, Beckman shall pay two times Compensation (as defined hereinafter). As used herein "Disability" refers to an illness, or accident that causes the Employee to be unable to perform his job for six or more consecutive months. In addition, the Employee shall receive additional payments from Beckman under the Beckman Coulter, Inc. Pension Plan (the "Pension Plan") as set forth in this section. The Disability Payment provided by this section shall be paid in equal monthly installments over two (2) years.

        (b) In addition, at the time that Employee (or Employee's beneficiary) first begins to receive benefits under the Pension Plan there shall be calculated the difference between the benefit that Employee or Employee's beneficiary has begun to receive under the Pension Plan and the benefit that would have been received if Employee had worked for another two years subsequent to the date of the Disability. For the purpose of the preceding sentence, Employee shall be deemed to have received "Earnings" under the Pension Plan for the period subsequent to the Disability at an annual rate equal to his Compensation, as calculated under Section 8(a) of this Agreement. This difference shall be paid by Beckman as a supplemental payment to Employee or Employee's beneficiary for the period of time that he is entitled to the payment that is being supplemented.

        (c) To the extent that Employee's pension benefit is provided by tax-qualified defined benefit pension plan for Beckman employees other than the Pension Plan, the calculation of the obligation under this section shall be calculated with regard to such successor plan's benefit formula and other relevant features. This section shall be applied with regard to the new plan in a manner designed to provide Employee with the additional benefits he would have received if he had remained employed for another two years. If Employee is not participating in a tax-qualified defined benefit pension plan at the time of the Disability, the benefit under this section shall be calculated with regard to the terms of the Pension Plan at the time of this Agreement.

        (d) The disability benefits provided in Subsections (b) and (c) of this Section 3 shall in no event result in the Employee receiving more than the benefits he



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                would have otherwise received under the Pension Plan when
                retiring at age sixty-two (62).

4. Rights and Obligations Prior to a Change in Control. With the exception of Section 3, prior to a Change in Control the rights and obligations of Employee with respect to his employment by Beckman shall be whatever rights and obligations are negotiated between Beckman and Employee from time to time. The existence of this Agreement, which deals with such rights and obligations subsequent to a Change in Control, shall not be treated as raising any inference with respect to what rights and obligations exist prior to a Change in Control unless specifically stated elsewhere in this Agreement.

5. Effect of a Change in Control. In the event of a Change in Control, Sections 7 through 10 of this Agreement shall become applicable to Employee if his Qualifying Termination occurs on or prior to the second anniversary of the date upon which the Change in Control occurred. If a Qualifying Termination has occurred by that date, this Agreement shall remain in effect until Employee receives the various benefits to which he has become entitled under the terms of this Agreement; otherwise, upon such date this Agreement shall be of no further force or effect.

6. Qualifying Termination. If, subsequent to a Change in Control Employee's employment terminates, such termination shall be considered a Qualifying Termination unless:

        (a) Employee voluntarily terminates employment. It shall not be considered, however, a voluntary termination of employment if, following the Change in Control, Employee's compensation or duties are changed in any material respect from what they were immediately prior to a Change in Control, and subsequent to such change Employee elects to terminate employment. A "change in any material respect" shall encompass any substantial diminishment or modification in Employee's overall compensation (as measured by the overall value of such compensation, including fringe benefits, to Employee), position, duties, responsibilities, or reporting relationship, and shall also include the transfer of Employee's job location to a site more than 50 miles away from his place of employment prior to the Change in Control.

        (b)     The termination is on account of Employee's death or Disability.

        (c) Employee is involuntarily terminated for "cause." For this purpose "cause" shall mean:



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                      (i) any material act of misconduct against Beckman or any
                of its affiliates, such as fraud, misappropriation, or embezzlement;

                      (ii) conviction of a felony involving a crime of moral
                turpitude;

                      (iii) willful and knowing significant violation of rules
                or regulations of any governmental or regulatory body which has a material impact to the business of Beckman; or

                      (iv) substantial and willful failure to render services in accordance with the job description of Employee's position (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to the Employee in writing by or on behalf of the Board of Directors of Beckman at least 60 days prior to termination identifying the manner in which such Board of Directors believes that the Employee has failed to perform and (B) the Employee has thereafter failed to remedy such failure to perform.

7. Constructive Qualifying Termination. If within six months prior to a change in control the Employee's employment terminates other than by causes listed in paragraph 6(a)(b) & (c), Employee may submit to an arbitration proceeding under paragraph 17 the determination of whether said termination within six month prior to a change in control was a constructive Qualifying Termination, entitling the Employee to Compensation and other benefits that would have been granted if said termination had occurred after a change in control.

8. Date and Notice of Termination. Any termination of the Employee's employment by Beckman or by the Employee shall be communicated by a written notice of termination to the other party (the "Notice of Termination"). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. The date of the Employee's termination of employment with Beckman (the "Date of Termination") shall be determined as follows: (i) if the Employee's employment is terminated by Beckman, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by Beckman other than for Cause, shall not be less than two (2) weeks from the date such Notice of Termination is given unless Beckman elects to pay the Employee, in addition to any other amounts payable hereunder, an amount equal to two (2) weeks of the Employee's base salary in effect on the Date of Termination), and (ii) if the basis for the Employee's Termination is a Qualifying Termination, the Date of Termination shall be determined by Beckman, but shall



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        not in any event be less than fifteen (15) days nor more than sixty (60)
        days from the date such Notice of Termination is given.

9. Severance Payment. If Employee is terminated as a result of a Qualifying Termination, Beckman shall pay Employee within 30 days of said Qualifying Termination a declining lump sum depending upon the age of this Agreement. At the effective date of this Agreement, the lump sum will equal to 60 months of Compensation. The amount of the lump sum will decrease each month by one month of Compensation until the amount of 36 months of compensation is reached. For calculation purposes, any partial month will be rounded up or down to the nearest month. The lump sum will not be less than 36 months of Compensation. The calculation of Benefits under the Pension Plan in Section 10 shall use the same monthly calculation as utilized in this Section 8. By way of example and clarification, and if there were a Change in Control, the Employee had a Qualifying Termination 12 months after the effective date of this Agreement, the Employee would receive a lump sum of 48 months Compensation and a Pension Plan calculation as if the Employee had worked an additional 48 months.

        (a) "Compensation" shall equal the sum of the Employee's highest annual salary rate (i.e., the highest rate of annual salary that Employee has been entitled to while an employee of Beckman) plus a "Management Bonus Increment." The Management Bonus Increment equals the "applicable percentage" of the highest annual salary rate. The "applicable percentage" is determined by looking at the management bonus plan that is applicable to Employee at the time of the Qualifying Termination and calculating the total award guideline percentage that would be applicable if the target performance were achieved. The total award guideline percentage (at target) shall not be adjusted either up or down by any individual performance rating under the plan. By way of illustration, the applicable percentage is 75% under the Beckman Employee Bonus Plan currently applicable to the Chief Executive Officer. If subsequent to this Agreement the Beckman Management Bonus Plan is redesigned or replaced, the applicable percentage shall be equitably adjusted to reflect the percentage of salary that Employee could reasonably expect to receive as a bonus if his performance had been excellent and profit objectives had been met for the year of the Qualifying Termination. If at the time of the Qualifying Termination neither the Beckman Management Bonus Plan nor a successor plan with a substantially similar bonus potential is in place and applicable to Employee, the calculation of the applicable percentage shall be based on the terms of the Beckman Management Bonus Plan that applied to Employee at the time that this Agreement was executed.

        (b) In lieu of a cash lump sum, Employee may elect in writing to receive the Severance Payment provided by this Section in equal monthly installments



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                over three to five years (depending on the applicable multiple discussed in this Section 8). Such election may only be made prior to the occurrence of the events which constitute the Change in Control in question and such election is irrevocable once made.

        (c) The Severance Payment hereunder is in lieu of any severance payments that Employee might otherwise be entitled to from Beckman under the terms of any severance pay arrangement not referred to in this Agreement.

        (d) If a Qualifying Termination occurs during a calendar year, Employee shall receive a prorata Management Bonus for that portion of the year before the Qualifying Termination occurred. The prorata Management Bonus shall be calculated to the nearest month based on a twelve month year. Further, the prorata Management Bonus shall be based on the total award guideline percentage applicable to Employee if the target performance were achieved. The total award guideline percentage (at target) shall not be adjusted either up or down by any individual performance rating under the plan.

10.     Stock Option Grants and Other Forms of Employee Compensation.

        (a) Employee may have received or will receive stock option grants or restricted stock under the Beckman Incentive Compensation Plan, or other stock option plans of Beckman. In the event of a Qualifying Termination, Beckman agrees (1) that all such stock options shall be immediately exercisable and shall remain exercisable for the length of the option period, and (2) that all such restricted stock shall have the restrictions removed.

        (b) Beckman acknowledges that it may establish new Employee compensation programs subsequent to the date of this Agreement in addition to the ones described in this Agreement. If such a program is established, Employee becomes a participant in such a program, and the receipt by Employee of the benefits to which he is potentially entitled under the program is conditioned upon the satisfaction of a vesting requirement, then such vesting requirement shall be treated as completely satisfied in the event of a Qualifying Termination.

11. Pension Plan for Employees of Beckman (the "Pension Plan"). In addition to any retirement benefits that might otherwise be due Employee under the Pension Plan or any successor plan, Employee shall receive additional payments from Beckman calculated as set forth in this section if Employee is terminated on account of a Qualifying Termination.



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        (a)     At the time that Employee (or Employee's beneficiary) first begins to receive benefits under the Pension Plan there shall be calculated the difference between the benefit that Employee or Employee's beneficiary has begun to receive under the Pension Plan and the benefit that would have been received if Employee had worked for another three to five years (depending on the compensation multiple discussed in Section 8 used to calculate the Employee's Severance Payment) subsequent to the date of the Qualifying Termination. For the purpose of the preceding sentence, Employee shall be deemed to have received "Earnings" under the Pension Plan for the period subsequent to the Qualifying Termination at an annual rate equal to his Compensation, as calculated under Section 7(a) of this Agreement. This difference shall be paid by Beckman as a supplemental payment to Employee or Employee's beneficiary for the period of time that he is entitled to the payment that is being supplemented.

        (b) To the extent that Employee's pension benefit is provided by a different tax-qualified defined benefit pension plan for Beckman employees, the calculation of the obligation under this section shall be calculated with regard to such successor plan's benefit formula and other relevant features. This section shall be applied with regard to the new plan in a manner designed to provide Employee with the additional benefits he would have received if he had remained employed for another three to five years, as the case may be. If Employee is not participating in a tax-qualified defined benefit pension plan at the time of the Qualifying Termination, the benefit under this section shall be calculated with regard to the terms of the Pension Plan at the time of this Agreement.

12. Additional Benefits. In the event of a Qualifying Termination, Employee shall be entitled to continue to participate in the following employee benefit programs which had been made available to Employee before the Qualifying Termination: group medical insurance, group dental insurance, group-term life insurance, disability insurance, automobile allowance, outplacement services, continuation of D&O insurance, and indemnification. These programs shall be continued at no additional cost to Employee; provided that, Employee acknowledges that tax rules may require the inclusion of the value of such benefits in Employee's income. The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination. The programs shall continue for three to five years, depending on Employee's compensation multiple under Section 8.

13. Funding of SERP Obligations Upon Change of Control and a Qualifying Termination. Upon the occurrence of a Change in Control and a Qualifying Termination of the Employee, Beckman shall fund that portion, if any, of the obligations of Beckman to the Employee, under any supplemental executive



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        retirement plan ("SERP") and other non qualified plans that may then cover the Employee, that are not then irrevocably funded by establishing and irrevocably funding a trust for the benefit of the Employee. The amount of such fund shall include the obligations of Beckman to Employee under any non qualified plan as well as the then present value of the supplemental pension obligation due as determined by a nationally recognized firm qualified to provide actuarial services which has not rendered services to Beckman during the two years preceding such determination. The actuary shall be selected by Beckman, subject to approval by the Employee (which approval shall not unreasonably be withheld), and paid by Beckman. The establishment and funding of such trust shall not affect the obligation of Beckman to pay any non qualified benefits, including, but not limited to supplemental pension payments under the terms of the applicable SERP.

14.     Section 280G

        (a) Gross-Up. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee or the acceleration of any payment or benefit (all such payments and benefits, and accelerations thereof including the Change in Control Severance Payments, being hereinafter called the "Total Payments") would be subject (in whole or in part) to the tax (the "Excise Tax") imposed under Section 4999 of the Code, Beckman shall pay to the Employee such additional amounts (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is calculated for purposes of this section, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Employee shall repay to Beckman, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or



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                amount of which cannot be determined at the time of the Gross-Up
                Payment), Beckman shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined. The Employee and Beckman shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

        (b) Accounting Firm. All determinations to be made with respect to this Section 12 shall be made by Beckman's independent accounting firm (or, in the case of a payment following a Change in Control, the accounting firm that was, immediately prior to the Change in Control, Beckman's independent auditor). The accounting firm shall be paid by Beckman for its services performed hereunder.

15. Term of Agreement. This Agreement shall be effective from January 1, 2000 through December 31, 2009. Beckman may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to Employee no later than 60 days before expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional period of 12 months past the expiration date. This Agreement shall continue to be automatically extended for an additional 12 months at the end of such 12-month period and each succeeding 12-month period unless notice is given in the manner described in this section.

16. Governing Law. Except to the extent that federal law is applicable, this Agreement is made and entered into in the State of California, and the laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the benefits due Employee in the event of a Change in Control followed by a Qualifying Termination, and there are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto. This is an integrated agreement.

18. Dispute Resolution. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Orange County, California in



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        accordance with the then existing JAMS/Endispute Arbitration Rules and
        Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Employee and Beckman shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Employee and Beckman cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Employee nor Beckman nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable), of the State of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgement by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgement upon the award may be entered in any court having jurisdiction thereof. The Employee and Beckman shall generally each be responsible for payment of one-half the amount of the arbitrator's fee, provided, however, that Beckman shall pay to the Employee all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the Employee in disputing in good faith any issue arising under this Agreement relating to the termination of the Employee's employment in connection with a Change in Control or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement on account of a Change in Control.

        In the case of a termination for cause, and Employee files for arbitration under the dispute resolution paragraph 17, the Company shall continue to pay Employee his salary from the time of said termination for cause for a period of six (6) months. The arbitrator in the dispute resolution proceeding shall have the authority to direct the Company of the Employee (taking into account the good faith claim and the needs of the Employee) to continue payment of Employee's salary beyond said six months. If Employee is successful in the arbitration proceeding with a finding of a Qualifying Termination and receives his Compensation under this Agreement, the payment of salary subsequent to the alleged termination for cause will be deducted from any payment of Compensation to the Employee.

19. Tax Withholding. All amounts paid under this Agreement shall be subject to all applicable federal, state and local wage and employment tax withholding.

20. Release. Notwithstanding anything herein to the contrary, Beckman's obligation to make the payments provided for in this Agreement is expressly made subject to and



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        conditioned upon (i) the Employee's prior execution of a release substantially in the form attached hereto as Exhibit A within forty-five days after the applicable Date of Termination and (ii) the Employee's non-revocation of such release in accordance with the terms thereof.

21.     Successors:  Binding Agreement.

        (a) Assumption by Successor. Beckman shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Beckman expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that Beckman would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve Beckman of its obligations hereunder. As used herein, Beckman shall mean any successor to its business and/or assets as aforesaid that assumes and agrees to perform its obligations by operation of law or otherwise.

        (b) Enforceability Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Employee (and the Employee's personal representatives and heirs) and Beckman and any organization which succeeds to substantially all of the business or assets of Beckman, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Beckman or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to such Employee hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

22.     Confidentiality:  Non Solicitation.

        (a) Confidentiality. The Employee acknowledges that in the course of his employment within Beckman, he has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business ("Proprietary Information") of Beckman, and the Employee agrees that it would be extremely damaging to Beckman if such Proprietary Information were disclosed to a competitor of Beckman or to any other person or corporation. The Employee understands and agrees that all Proprietary Information the Employee has acquired during the course of



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

                such employment has been divulged to the Employee in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the Employee of this provision) without limitation in time. In view of the nature of the Employee's employment and the Proprietary Information the Employee has acquired during the course of such employment, the Employee likewise agrees that Beckman would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that Beckman shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to it. Inquires regarding whether specific information constitutes Proprietary Information shall be directed to Beckman's General Counsel (or, if such position is vacant, Beckman's Chief Executive Officer); provided, however, that Beckman shall not unreasonably classify information as Proprietary Information.

        (b) Non-Solicitation of Employees. The Employee recognizes that he possesses and will possess confidential information about other employees of Beckman, relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of Beckman. The Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Beckman in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position within Beckman. The Employee agrees that for a period of one (1) year following the Date of Termination, he will not, directly or indirectly, solicit recruit any employee of Beckman for the purpose of being employed by him or by any other competitor of Beckman on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of Beckman to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of Beckman who has either first contacted the Employee or regarding whose employment the Employee has discussed with and received written approval of Beckman's Vice President, Human Resources (or, if such position is vacant, Beckman Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of the Employee's employment with Beckman, the Employee likewise agrees that Beckman would irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that Beckman shall therefore be entitled to preliminary and/or permanent injunction relief prohibiting the Employee from engaging in any activity or



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

                threatened activity in violation of the terms of this paragraph and to any other judicial relief available to it.

23. Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other addresses the party addressed may have substituted by notice pursuant to this section:

(a)         If to Beckman Coulter, Inc.:

                   Beckman Coulter, Inc.
                   4300 N. Harbor Boulevard
                   Fullerton, California 92835
                   Attn:  Vice President, General Counsel and Secretary

            (b)  If to Employee:

                   John P. Wareham
                   [Address Deleted]

24. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

25. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.



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

        IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Fullerton, California.

                                             BECKMAN COULTER, INC.


                                             By  /s/ William N. Kelley
                                                --------------------------------
                                                William N. Kelley, Ph.D.
                                                Chairman, Organization and
                                                Compensation Committee of the
                                                Board of Directors

                                             EMPLOYEE


                                             /s/ John P. Wareham
                                             -----------------------------------
                                             John P. Wareham

                                                                       Exhibit A


                              RELEASE OF ALL CLAIMS


1.0 This Release of all Claims ("Release") serves to conclude _________________ _________ (name) employment at Beckman Coulter, Inc. ("Company") pursuant to a change in control Agreement dated ___________________ and a Qualifying Termination thereunder.

2.0 Consideration of the full and final settlement of any and all claims that ______________________ (name) may have or have made against the Company, or any of its agents at any time through and including, the effective date of this Release and for the execution and delivery of this Release is the Company's obligations under the Agreement between _______________________ (name) and the Company dated _____________________.

3.0 __________________________ (name) and (his/her) heirs, executors and administrators, if any, hereby forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorneys, and all persons acting by, through, under or in concert with them, or any of them (hereinafter collectively known as "Releasees") of and from any and all manner of claims, causes of action, or complaints, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which _______________________ (name) now has or may have against the Releasees, or any of them, arising out of (his/her) employment or separation from Company, and any other claim of any nature whatsoever based upon any fact or event occurring prior to the date of this Release.

4.0 Without limiting the generality of paragraph 3, _________________ (name) ALSO SPECIFICALLY AGREES TO WAIVE ANY RIGHT TO RECOVERY BASED ON LOCAL, STATE OR FEDERAL AGE, SEX, SEXUAL ORIENTATION, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, PHYSICAL DISABILITY, MENTAL CONDITION OR MENTAL DISABILITY DISCRIMINATION LAWS, INCLUDING WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE FEDERAL FAMILY MEDICAL LEAVE ACT OF 1993, THE CALIFORNIA FAMILY RIGHTS ACT OF 1991 AND THE FAIR EMPLOYMENT AND HOUSING ACT, WHETHER SUCH CLAIM OR CLAIMS MAY BE BASED ON AN ACTION FILED BY YOU OR BY A GOVERNMENTAL AGENCY.

5.0 ____________________(name) is aware that after the effective date of this Release ____________________ (name) may discover facts different from, or in addition, those ____________________(name) now knows or believes to be true with respect to the Claims released in paragraphs 3 and 4 above and agrees that this Release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

6.0 It is _____________________(name) intention in executing this Release that it shall be effective as a bar to each and every Claim of any nature whatsoever. In furtherance of this intention, ____________________(name) specifically waives the benefit of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY EFFECTED HIS SETTLEMENT WITH THE DEBTOR.

7.0 This Release shall be construed and interpreted in accordance with the laws of the State of California.

8.0 I, _____________________(name) understand, acknowledge and represent that:

        (a) I have carefully read and understand this Release and its final and binding effect;

        (b) This Release constitutes a voluntary waiver of any and all rights and claims I have against Company as of the date of the execution of this Release;

        (c) I have waived rights or claims pursuant to this Release in exchange for consideration, the value of which exceeds payment or remuneration to which I was already entitled;

        (d) I was advised to consult and have had the opportunity to fully discuss the contents and consequences of this Release with any attorney of my choice prior to executing it;

        (e) I have a period of at least 21 days to consider the terms of this Release. I may revoke this Release at any time during the seven (7) days following the date I execute this Release, and this Release shall not become effective or enforceable until such revocation period has expired;

        (f)     I have voluntarily and knowingly signed this Release.



                                             -----------------------------------
                                             Name


                                             Date:
                                                  ------------------------------



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